October 26, 2000

Ms. Ingrid Wiik
Elmholt allé 22
N-0281 Oslo, Norway

Dear Ingrid:

This letter agreement will delineate the material terms of your employment by ALPHARMA Inc. ("AL" or the "Company") and its subsidiaries (together, the "Worldwide Group"). Your employment hereunder shall be deemed to have become effective on January 1, 2000 (the "Commencement Date") and shall continue in effect through the date of termination of your employment in accordance with this agreement (the "Termination Date"), subject only to such changes as may heretofore be approved by you and the Board of Directors of AL.

As recommended by the Compensation Committee, the terms of your employment are as follows:

1.    Following your election as President and Chief Executive Officer ("CEO") of AL on January 7, 2000, you will serve as such officer of AL and have general managerial and oversight responsibility with respect to each of the divisions and companies in the Worldwide Group, as set forth in the attached job descriptions dated November 9, 1999 and the general oversight of the Chairman and Board of Directors of AL.

2.    You agree, if elected, to serve as a director of AL and as CEO and/or a director or in similar other positions of the other various companies of Worldwide Group.

3.    Your base annual salary commencing on the Commencement Date shall be $650,000 while serving as CEO, subject to upward adjustments as provided below. The base salary shall be paid in $U.S. by AL in approximately equal semi-monthly installments (or as otherwise paid to senior executives). Your base salary includes compensation for your services as a director of AL and as an officer and/or director of any of the other companies in the Worldwide Group, and you will not receive additional compensation for such services. Your base salary will be reviewed annually by the Compensation Committee for upward adjustment, subject to Board approval, as of January 1, 2001 and each subsequent year.

4.    You will be considered for an annual cash bonus each year. You are eligible for a bonus of up to 75% of your base salary payable with respect to such year based on the overall performance of the Worldwide Group and your individual performance and contribution. The annual bonus recommendation will be made by the Compensation Committee and will be subject to approval by the Board of Directors. The annual bonus with respect to each year shall be payable in cash prior to March 15 of the following year.

5.    You will establish a residence in the Metropolitan New York area as promptly as practicable. The Company will cooperate and assist to enable you to obtain any required visa. Irrespective of the location of your residency, you will be expected to be present for significant amounts of time as required to perform your responsibilities at the Company's corporate offices in the United States and in Norway. The Company shall reimburse you for the moving costs reasonably incurred by you in relocating to Norway following termination (other than by the Company for cause) of your employment as CEO hereunder.

6.    You were granted on January 7, 2000 options to purchase 65,000 shares of Class A Common Stock of AL and were granted and may be granted additional options in accordance with the Company's grant pattern in each year as applied to senior officers. The options shall have an exercise price which is not less than the fair market value of such shares on the date of grant and such other terms, vesting provisions and other conditions as set forth in the applicable option agreement or as otherwise provided in the Company's stock option plan. Without limiting the foregoing, all options granted to you hereunder shall provide that, to the extent exercisable on the date of termination of your employment, they shall remain exercisable for a two years period after any such termination which is without good cause of your employment.

7.    During the term of your employment, AL will provide you with (or reimburse you for) use of an appropriate automobile in the United States and in Norway, plus reimbursement for garaging, insurance and maintenance. You will be entitled to participate in all employee benefit plans and programs (other than retirement plan benefits which shall be as set forth in paragraph 8 hereof) that are available to senior executives of AL on the same basis as other senior executives of AL, including the following programs (as they may be amended from time to time):

a.    Life insurance;
b.    Disability insurance program;
c.    401(k) Savings Plan;
d.    Health and medical insurance;
e.    Employee Stock Purchase Plan;
f.    Deferred Compensation Plan;
g.    Paid Vacation and Holidays, and
h.    Tax and Financial Services Planning (up to $10,000 per year, in addition to the cost of tax advice arising from status as a Norwegian citizen resident in the United States).

You agree to cooperate with AL so that you are excluded from participation in the AL retirement plan and, in lieu of any benefits under such plan, shall receive the Benefit referred to in section 8.

8.    a.   With respect to retirement benefits, you will be entitled (subject to section 8(c) and 8(d) below) to an annual retirement benefit (the "Benefit") for each calendar year following your retirement equal to the (i) 30% of your "Base Compensation" plus (ii) "Inflationary Adjustments" minus (iii) all "Other Retirement Benefits". Your "Base Compensation" shall mean your annual base salary from AL during the twelve month period ending on the last day of the month preceding your retirement or Disability (provided that if your base salary shall have changed during such twelve month period, Base Compensation shall mean your average annual base salary weighted to reflect the number of days during which each varying base salary was in effect). The "Inflationary Adjustment" shall be the same as the adjustment for inflation provided in the retirement plan of Alpharma AS for Norwegian employees. "Other Retirement Benefits" shall mean all amounts you are entitled to receive as retirement benefits under any plan or program funded by any company in the Worldwide Group or its predecessor; provided that Other Retirement Benefits shall not include any payments you receive under the 401(k) savings plan or the deferred compensation plan maintained by AL but shall include retirement benefits you receive under any governmental program (however funded) or under any insurance program funded by any company in the Worldwide Group or its predecessor; and provided further that for any plan or program which is funded in part by contributions from you and in part from contributions by any company in the Worldwide Company, the amount of Other Retirement Benefits shall exclude the portion of payment to you under such plan or program which bears the same proportion as the portion of all funding under such plan or program contributed by you. Subject to section 8(c) below, you shall have the option to retire at age 60 (irrespective of the provisions of any plan or program specifying a different age) or as of the first day of any subsequent month. You shall be entitled to receive the Benefit for the remainder of your life and shall also be entitled, by appropriate election made prior to your retirement, to elect any different form of payment (e.g. ten year certain, etc.) if such form is permitted under the retirement plan maintained by Alpharma AS for Norwegian employees, with the Benefit actuarially reduced to reflect the elected form of payment while maintaining the same value of the Benefit.

b.   The Benefit shall be payable to you in Norwegian kroner in equal monthly installments. If you retire on a date other than January 1, the Benefit for your year of retirement shall be reduced so that you receive 1/12 of the Benefit for each month you are retired during such year. If you cease to be entitled to a Benefit, you will receive 1/12 of the Benefit for each month during the year of cessation that you are entitled to a Benefit for such year. The Benefit and any Other Retirement Benefits not payable in Norwegian kroner shall be converted from U.S. $ to NOK by the Company on the basis of the following exchange rate: one (1) U.S. dollar = 9.60 Norwegian kroner (as of October 26, 2000). The amount of Other Retirement Benefits expected to be received by you shall be estimated at the beginning of each calendar year with appropriate adjustments made to reflect any increases or decreases in the actual amount of Other Retirement Benefits to which you are entitled. All determinations and interpretations hereunder shall be made in good faith by the Company in its discretion and shall be presumed to be correct in the absence of manifest error or omission. For purposes of calculating any Other Retirement Benefits expected to be received by you, you shall be deemed to have retired on the later of (i) the date of your retirement entitling you to receive the Benefit hereunder or (ii) the earliest date on which you may become entitled to receive such Other Retirement Benefits. Your Benefit hereunder is an unsecured obligation of the Company and is not funded under any plan or program.

c.   You shall not be entitled to the Benefit if your employment hereunder does not continue until your age 60, unless your employment is terminated in a manner which entitles you to receive salary continuation payments as provided in section 9 hereof or as a result of Disability as provided in section 8(d) hereof. If your employment terminates hereunder in a manner which entitles you to receive salary continuation payments under section 9 hereof, you shall be entitled to the Benefit, payable beginning as of the 25th month following such termination, calculated as if your retirement occurred on the first day of the month following your 60th birthday and your Base Compensation being your base salary for the last twelve months of your employment hereunder adjusted by the Inflation Adjustment from the date of such termination to your 60th birthday. Notwithstanding any provision hereof, nothing herein will limit or affect any right you have to receive benefits under any plan or program of the Worldwide Group.

d.   If your employment is terminated hereunder as a result of Disability, you shall be entitled to receive the Benefit as of the first day of the month following such termination except that there shall be treated as Other Retirement Benefits hereunder and deducted from the Benefit all amounts you are entitled to receive as disability benefits under any plan or program funded by any company in the Worldwide Group or its predecessor. All determinations of Disability shall be made as provided pursuant to the Company's disability plan.

9.    Your employment under this Agreement shall continue until terminated by AL or you as hereinafter provided. Your employment hereunder may be terminated by you on ninety days written notice to AL or by AL on thirty days written notice to you; provided that if your employment is terminated by AL without good cause and not for Disability, then you shall be entitled to continue to receive your then current base salary and benefits payable during each of the twenty-four months following such termination. Similarly, if at any time while you are serving as CEO, the responsibilities and authority of such office is materially changed in a manner which you in good faith reasonably consider materially adverse, you may terminate your employment hereunder within 60 days of such change and be entitled to receive the salary continuation as provided in the second sentence of this paragraph. "Good cause" shall mean the willful failure (or inability as a result of disability) to carry out your responsibilities continuing for thirty days after notice from the Board of Directors of AL or committing any unlawful or improper act which materially and adversely affects AL.

10.    You agree that during the term of your employment by AL and for a period of one year thereafter you will not engage in any activity as an officer, director, employee, consultant, investor or otherwise on behalf of any business or other entity which is engaged in competition with any business in which AL is engaged during the term of your employment anywhere in the geographical area in which AL conducts such business. You further agree to execute the non-competition and confidentiality agreements customarily executed by other senior executives in AL.

If the foregoing accurately reflects the terms of your employment by AL and the Worldwide Group, please sign both copies of this letter where indicated and return one original signed document to my attention.

Sincerely,

Peter G. Tombros
Chairman of the Compensation Committee
Chairman of the Stock Option Committee

I agree to employment with AL
on the terms described above.

______________________
Ingrid Wiik

Date: __________________